Exhibit 99

                          FOR IMMEDIATE RELEASE

CONTACT:    Jeanne McDonald, Senior Vice President
            (212) 599-8000


                      FINANCIAL FEDERAL CORPORATION
  ANNOUNCES STEVEN F. GROTH HAS JOINED ITS SENIOR MANAGEMENT TEAM AS
          SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          -------------------------------------------------

NEW YORK, NY: September 14, 2000 - Paul R. Sinsheimer, President of Financial Federal Corporation ("FIF" - NYSE) announced today that Steven F. Groth has joined the Company as Senior Vice President and Chief Financial Officer. Mr. Groth will be responsible for all aspects of Liability Management, Accounting and Investor Relations.

Prior to joining Financial Federal, Mr. Groth was Senior Banker and Managing Director of the Specialty Finance and Transportation division, a unit of Fleet Bank's Corporate and Investment Banking group. Mr. Groth formerly managed the bank's relationship with Financial Federal. He was with Fleet Bank and a predecessor, National Westminster Bank, since 1985. Mr. Groth is Vice Chairman and Director of the Equipment Leasing Association Foundation Board and is a frequent guest speaker at industry conferences. Mr. Groth is a Chartered Financial Analyst and received his B.S. from Quinnipiac University and his MBA in Finance from Pace University.

Paul R. Sinsheimer, President, remarked: "Steve Groth has been directly involved in lending to the equipment finance and leasing industry for over 10 years, and thus has an extensive depth of knowledge and experience with Financial Federal Corporation and the industries in which the Company is active. Steve is highly respected in the banking community and capital markets. We are most fortunate to have Steve join our senior management team. We believe Steve will enhance our depth of management to support future growth and corporate development."

The Company also announced that Michael C. Palitz, who served as Chief Financial Officer since the Company's inception in 1989, will continue to serve as Executive Vice President and Treasurer, and will become Managing Director of Corporate Development.

This document contains forward-looking statements, involving management assumptions, risks and uncertainties. Readers are referred to the documents filed by the Company with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Financial Federal Corporation is a national, independent financial services company specializing in financing industrial and commercial equipment through installment sales, leasing and loan programs for equipment manufacturers, dealers and end users. In addition to its New York office, the Company has six full-service operations centers in Texas, Illinois, New Jersey, North Carolina, Arizona and Georgia and numerous additional marketing locations throughout the country.

For additional information, please visit the Company's website at www.financialfederal.com.

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